As filed with the Securities and Exchange Commission on August 5, 2008

File No: 333-152623

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHARDAN 2008 CHINA ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 18E, Tower A
Oriental Kenzo Plaza
48 Dongzhimenwai Street
Beijing, 100027, China
Tel: 86-10-84477148
Fax: 86-10-84477246

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Xiaosong Zhong
c/o Chardan Capital, LLC
Suite 18E, Tower A
Oriental Kenzo Plaza
48 Dongzhimenwai Street
Beijing, 100027, China
Tel: 86-10-84477148
Fax: 86-10-84477246

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Jody R. Samuels, Esq. Richardson & Patel LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174 (212) 907-6686 Facsimile: (212) 907-6687 Jsamuels@richardsonpatel.com	Jose Santos Maples and Calder Sea Meadow House Road Town, Tortola VG1110 British Virgin Islands (284) 852-3021 Facsimile: (284) 852-3097	Douglas S. Ellenoff, Esq. Lawrence A. Rosenbloom, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd Street, 11th Floor New York, NY 10017 (212) 370-1300 Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this pre-effective Amendment No. 2 to the Registration Statement on Form F-1 of Chardan 2008 China Acquisition Corp. (the “Registration Statement”) is to file certain exhibits which were not included as part of the initial filing of the Registration Statement. No other changes or additions are being made to the prospectus that forms part of the Registration Statement. Accordingly, such prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares and warrants to purchase ordinary shares without registration under the Securities Act:

Shareholders	Number of Ordinary Shares and Warrants
Kerry Propper	302,907
Steve Urbach	136,713
Jonas Grossman	81,296
George Kaufman	27,708
Todd Gold	5,542
Jiangnan Huang	261,427
Royale Holdings	661,693
Dr. Richard D. Propper	186,528
Paula Beharry	130,713
Daniel Beharry	130,713
Li Zhang	130,713
Li Ping He, as custodian for Tiffany He under the California Uniform Transfers to Minors Act	130,713
Li Gong	25,000
Dr. Jianjun Shi	25,000
Xiaosong Zhong	25,000
Carman Ramirez	20,000
Edward Carter	5,000
Ida Carter	5,000

On March 12, 2008, we entered into an agreement with each of the above persons to issue the ordinary shares and warrants set forth next to their name and on July 30, 2008 all such ordinary shares and warrants were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited, wealthy individuals and entities. The ordinary shares and warrants issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.011 per ordinary share and warrant. No underwriting discounts or commissions were paid with respect to such sales.

Prior to the completion of this offering, certain of our officers and directors, or their affiliates, have agreed to purchase 2,000,000 of our warrants at a purchase price of $0.50 per warrant. Such warrants will be issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they will be sold to sophisticated, accredited, wealthy individuals and entities.

Item 8. Exhibits and Financial Statement Schedules.

See the Exhibit Index, which follows the signature page which is incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.
(5)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 5th day of August, 2008.

CHARDAN 2008 CHINA ACQUISITION CORP.

By:	/s/ Kerry Propper Name: Kerry Propper Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Kerry Propper Kerry Propper	Chief Executive Officer and Director (principal executive officer and authorized representative in the United States)	August 5, 2008
* Xiaosong Zhong	Chief Financial Officer and Director (principal financial and accounting officer)	August 5, 2008
* Li Gong	Secretary and Director	August 5, 2008
* Li Zhang	Chairman of the Board of Directors	August 5, 2008
* Dr. Jianjun Shi	Director	August 5, 2008
* By: /s/ Kerry Propper Kerry Propper As Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Chardan 2008 China Acquisition Corp., has signed this registration statement or amendment thereto in New York, New York, on August 5, 2008.

Name	Title	Date
/s/ Kerry Propper Kerry Propper	Authorized Representative in the United States	August 5, 2008

Exhibit No.	Description
1.1	Form of Underwriting Agreement.†
3.1	Memorandum and Articles of Association.†
3.2	Amended and Restated Memorandum and Articles of Association.†
4.1	Specimen Unit Certificate.†
4.2	Specimen Ordinary Shares Certificate.†
4.3	Specimen Warrant Certificate.†
4.4	Form of Unit Purchase Option to be granted to the underwriters.†
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.†
5.1	Form of Opinion of Maples & Calder.*
10.1	Form of Investment Management Trust Account Agreement between Continental Stock Transfer & Trust Company and the Registrant.†
10.2	Form of Securities Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the Existing Shareholders.†
10.3	Form of Private Placement Warrant Escrow Agreement among the Registrant, Continental Stock Transfer & Trust Company and the purchasers of the private placement warrants.†
10.4	Form of Warrant Purchase Agreement between the Registrant and the purchasers of the private placement warrants.†
10.5	Form of Registration Rights Agreement among the Registrant and the Existing Shareholders.†
10.6	Form of Letter Agreement by and between the Registrant, Kerry Propper and the representatives of the underwriters.†
10.7	Form of Letter Agreement by and between the Registrant, Xiaosong Zhong and the representatives of the underwriters.†
10.8	Form of Letter Agreement by and between the Registrant, Li Gong and the representatives of the underwriters.†
10.9	Form of Letter Agreement by and between the Registrant, Li Zhang and the representatives of the underwriters.†
10.10	Form of Letter Agreement by and between the Registrant, Dr. Jianjun Shi and the representatives of the underwriters.†
10.11.1	Form of Letter Agreement by and between the Registrant, Steve Urbach and the representatives of the underwriters.†
10.11.2	Form of Letter Agreement by and between the Registrant, Jonas Grossman and the representatives of the underwriters.†
10.11.3	Form of Letter Agreement by and between the Registrant, George Kaufman and the representatives of the underwriters.†
10.11.4	Form of Letter Agreement by and between the Registrant, Todd Gold and the representatives of the underwriters.†
10.11.5	Form of Letter Agreement by and between the Registrant, Jiangnan Huang and the representatives of the underwriters.†
10.11.6	Form of Letter Agreement by and between the Registrant, Royale Holdings and the representatives of the underwriters.†
10.11.7	Form of Letter Agreement by and between the Registrant, Dr. Richard D. Propper and the representatives of the underwriters.†
10.11.8	Form of Letter Agreement by and between the Registrant, Paula Beharry and the representatives of the underwriters.†
10.11.9	Form of Letter Agreement by and between the Registrant, Daniel Beharry and the representatives of the underwriters.†
10.11.10	Form of Letter Agreement by and between the Registrant, Li Ping He, as custodian for Tiffany He under the California Uniform Transfer to Minors Act and the representatives of the underwriters.†
10.11.11	Form of Letter Agreement by and between the Registrant, Carman Ramirez and the representatives of the underwriters.†

Exhibit No.	Description
10.11.12	Form of Letter Agreement by and between the Registrant, Edward Carter and the representatives of the underwriters.†
10.11.13	Form of Letter Agreement by and between the Registrant, Ida Carter and the representatives of the underwriters.†
10.12.1	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Chardan Capital Markets, LLC.†
10.12.2	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and SUJG, Inc.†
10.12.3	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Source Atlantic, Inc.†
10.12.4	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Chardan Capital, LLC.†
10.12.5	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Chardan China Investments, LLC.†
10.12.6	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and L&P Consulting.†
10.12.7	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Beijing United Power Investment Ltd.†
10.12.8	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Beijing C&D International Co., Ltd.†
10.12.9	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and TCT Science and Technology Co. Ltd.†
10.12.10	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Beijing Sinokosen Investment, Ltd.†
10.12.11	Form of Right of First Refusal and Corporate Opportunities Agreement by and between the Registrant and Shang Hai NengHuan Technology Development Ltd.†
10.13	Form of Administrative Services Agreement between the Registrant and Chardan Capital, LLC.†
10.14	Promissory Note, dated May 28, 2008, issued by the Registrant to Chardan Capital, LLC in the amount of $19,934.†
10.15	Promissory Note, dated May 28, 2008, issued by the Registrant to Kerry Propper in the amount of $12,500.†
14	Code of Business Conduct and Ethics.†
23.1	Consent of Jewett, Schwartz, Wolfe & Associates.*
23.2	Consent of Maples & Calder (included in Exhibit 5.1).*
24	Power of Attorney.†
99.1	Audit Committee Charter.†
99.2	Governance and Nominating Committee Charter.†

*	Filed herewith.
†	Previously filed.